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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                VTEX Energy, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    92908G104
                      -------------------------------------
                                 (CUSIP Number)

                                 March 23, 2004
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

CUSIP No. 92908G104
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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Old Jersey Oil Ventures, LLC
      13-5266470
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) |_|
                                                                      (b) |X|
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New Jersey
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                  5     SOLE VOTING POWER

                        664,858
                  -------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0
   OWNED BY       -------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              664,858
     WITH         -------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      664,858
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                          |_|

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      13.6%
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12    TYPE OF REPORTING PERSON*

      OO
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                                       -2-

Item 1.

      (a)   NAME OF ISSUER: VTEX Energy, Inc.

      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                                   8303 Southwest Freeway, Suite 950
                                   Houston, Texas 77074

Item 2.

      (a)   NAME OF PERSON FILING: Old Jersey Oil Ventures, LLC

      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                                   8 Sunset Drive Chatham , New
                                   Jersey 07928

      (c)   CITIZENSHIP: New Jersey

      (d)   TITLE OF CLASS OF SECURITIES: Common Stock

      (e)   CUSIP NUMBER: 92908G104

Item 3.

      N/A

Item 4. OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned: 664,858

      (b)   Percent of class: 13.6%

      (c)   Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote: 664,858

         (ii)  Shared power to vote or to direct the vote: 0

         (iii) Sole power to dispose or to direct the disposition of: 664,858

         (iv)  Shared power to dispose or to direct the disposition of: 0

Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      N/A

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE ECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      N/A

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      N/A

Item 9. NOTICE OF DISSOLUTION OF GROUP

      N/A

Item 10. CERTIFICATION

     (a) N/A

     (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

                                       March 31, 2004
                         ---------------------------------------------
                                            Date


                                   /s/ Stephen F. Noser
                         ---------------------------------------------
                                        Signature

                                 Stephen F. Noser, Agent
                         ---------------------------------------------
                                        Name/Title


                                       -4-